EXHIBIT 99.5
SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION
     The following tables show information about DGI’s consolidated financial condition and results of operations, including per share data, after giving effect to the acquisition by DGI of Michigan Insurance Company, or MICO. The tables set forth the information as if the acquisition had become effective on January 1, 2009. As a result, the pro forma condensed consolidated balance sheet as September 30, 2010 indicates the estimated impact of the acquisition 21 months after the effective date of the acquisition had DGI included MICO’s financial information and results during that period in its consolidated financial statements. We call this information pro forma financial information in the 8-K/A report.
     The pro forma financial information includes adjustments to record the assets and liabilities of MICO at their estimated fair values as of January 1, 2009. DGI will determine fair value adjustments as of the acquisition effective date of December 1, 2010. The final fair value adjustments could differ significantly from these estimates. DGI’s financial information for the interim period ended September 30, 2010 is unaudited. You should read the pro forma financial information in conjunction with the historical financial statements, including the notes thereto, of DGI that DGI has filed with the Securities and Exchange Commission, or SEC.
     In December 2007, the Financial Accounting Standards Board issued revised guidance under ASC 805, “Business Combinations,” effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. ASC 805 retains the fundamental requirements in prior guidance that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination.
     This new guidance revises the definition of the acquisition date as the date the acquirer obtains control of the acquiree. This date is typically the closing date and is the date DGI will use to measure the fair value of the consideration it paid for MICO. In addition, the new guidance nullifies Emerging Issues Task Force No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” and requires the recognition of costs associated with restructuring or exit activities that do not meet the recognition criteria in ASC 420, “Exit or Disposal Cost Obligations,” as of the acquisition date as post-combination costs when those criteria are met.
     The pro forma financial information, while helpful in illustrating the combined financial condition of DGI upon the acquisition of MICO, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other possibilities, and post-acquisition integration costs that may occur as a result of the acquisition and, accordingly, does not attempt to predict future results. The pro forma financial information also does not necessarily reflect what the combined historical results of operations of DGI would have been had MICO been a wholly owned subsidiary during these periods.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION
Condensed Consolidated Balance Sheet

	As of September 30, 2010
		MICO
	DGI,	Pro Forma	Pro Forma
	As Reported	Adjustments	Combined
	(in thousands)
Assets

Investments
Fixed maturities	$629,282	$77,536	$706,818
Equity securities	12,715	8,239	20,954
Investments in affiliates	9,184	—	9,184
Short-term investments	28,631	—	28,631

Total investments	679,812	85,775	765,587
Cash	12,729	641	13,370
Premiums receivable	71,951	29,561	101,512
Reinsurance receivable	95,515	78,209	173,724
Other	116,095	40,172	156,267

Total assets	$976,102	$234,358	$1,210,460

Liabilities and Stockholders’ Equity

Liabilities
Losses and loss expenses	$278,636	$109,261	$387,897
Unearned premiums	268,150	60,315	328,465
Borrowings under line of credit	—	32,500	32,500
Other	34,540	34,236	68,776

Total liabilities	581,326	236,312	817,638

Stockholders’ Equity
Stockholders’ equity	394,776	(1,954)	392,822

Total liabilities and stockholders’ equity	$976,102	$234,358	$1,210,460

See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION
Consolidated Statement of Income

	For the Nine Months Ended
	September 30, 2010
		MICO
	DGI,	Pro Forma	Pro Forma
	As Reported	Adjustments	Combined
	(in thousands, except per share data)
Revenues:
Net premiums earned	$279,323	$35,996	$315,319
Investment income, net of investment expenses	14,608	1,192	15,800
Realized gain	4,447	—	4,447
Other income	4,748	1,223	5,971

Total revenues	303,126	38,411	341,537

Expenses:
Net losses and loss expenses	203,893	23,830	227,723
Amortization of deferred policy acquisition costs	48,549	—	48,549
Other underwriting expenses	40,835	11,936	52,771
Other expenses	2,668	685	3,353

Total expenses	295,945	36,451	332,396

Income before income taxes	7,181	1,960	9,141
Income taxes	297	461	758

Net income	$6,884	$1,499	$8,383

Earnings per common share:
Class A common stock — basic and diluted	$0.28	$0.06	$0.34

Class B common stock — basic and diluted	$0.25	$0.05	$0.30

See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION
Consolidated Statement of Income

	For the Year Ended December 31, 2009
		MICO
	DGI,	Pro Forma	Pro Forma
	As Reported	Adjustments	Combined
	(in thousands, except per share data)
Revenues:
Net premiums earned	$355,025	$34,014	$389,039
Investment income, net of investment expenses	20,631	1,912	22,543
Realized gain	4,479	—	4,479
Other income	6,598	525	7,123

Total revenues	386,733	36,451	423,184

Expenses:
Net losses and loss expenses	250,835	24,607	275,442
Amortization of deferred policy acquisition costs	60,292	—	60,292
Other underwriting expenses	50,843	15,925	66,768
Other expenses	4,086	1,364	5,450

Total expenses	366,056	41,896	407,952

Income before income taxes (benefit)	20,677	(5,445)	15,232
Income taxes (benefit)	1,847	(1,993)	(146)

Net income (loss)	$18,830	$(3,452)	$15,378

Earnings (loss) per common share:
Class A common stock — basic and diluted	$0.76	$(0.14)	$0.62

Class B common stock — basic and diluted	$0.68	$(0.13)	$0.55

See Notes to Selected Consolidated Unaudited Pro Forma Financial Information

NOTES TO SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION
Note 1 — Basis of Pro Forma Presentation
DGI will account for the acquisition of MICO under the acquisition method of accounting; accordingly, DGI will allocate the cost of acquiring MICO to the assets acquired, including identifiable intangible assets, and liabilities assumed from MICO at their respective fair values on December 1, 2010. The estimated purchase price of $32.7 million for MICO is based upon the stockholders’ equity of MICO as of January 1, 2009 for purposes of this pro forma financial information. The actual transaction was effective on December 1, 2010 with an expected purchase price of approximately $42.0 million. DGI is continuing its analysis of the fair value adjustments that will be required and their related tax impact. The pro forma financial information includes estimated adjustments to record MICO’s assets and liabilities at their respective fair values and represents DGI’s estimates based on available information. You should read this pro forma financial information in conjunction with the historical financial statements, including the notes thereto, of DGI that DGI has filed with the SEC.
DGI may revise the pro forma adjustments included in these tables as additional information becomes available and as DGI performs additional analyses. Accordingly, the final acquisition accounting adjustments may be materially different from the pro forma adjustments. Increases or decreases in the fair value of MICO’s net assets (particularly changes in fair value of investments), commitments, contracts and other items may change the amount of the purchase price DGI allocates to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in the amortization of the adjusted assets or liabilities.
The pro forma financial information presented in these pro forma statements does not necessarily indicate the results of operations or the combined financial position that would have resulted had the acquisition been completed at January 1, 2009, does not reflect the impact of possible revenue enhancements, expense efficiencies or asset dispositions, and is not indicative of the results of operations in future periods or the future financial position of DGI.
Note 2 — Pro Forma Adjustments
The pro forma financial information for the acquisition of MICO includes the pro forma balance sheet as of September 30, 2010 and the pro forma income statements for the nine months ended September 30, 2010 and the year ended December 31, 2009 assuming DGI acquired MICO on January 1, 2009.

The allocation of the purchase price follows (in thousands):

Cash from DGI	$32,682

Total cost of acquisition	32,682

MICO net assets acquired:
Shareholders’ equity	26,789

Estimated adjustments to reflect assets acquired and liabilities assumed at fair value:
Total fair value adjustments	4,195
Associated deferred income taxes	(1,509)

Fair value adjustment to net assets acquired, net of tax	2,686

Total net assets acquired	29,475

Goodwill resulting from the acquisition	$3,207

The significant pro forma adjustments included in the pro forma financial information are as follows:
(1)	The significant fair value adjustments to MICO’s assets and liabilities are as follows:
(A)	Adjustment to eliminate MICO’s deferred acquisition costs and unearned commission income and record MICO’s obligations and rights under unexpired insurance and reinsurance contracts at fair value. DGI estimated the fair value adjustments by applying a ceding commission rate of 31% to MICO’s unearned premiums and prepaid reinsurance premiums for a net reduction of MICO’s obligations in the amount of $3.8 million. DGI will amortize the fair value adjustments over the estimated remaining term of MICO’s in force policies as a reduction in net premiums earned. Because MICO’s policies carry terms of one year or less, the fair value adjustments will be fully amortized within one year of the effective date of the acquisition.

(B)	Adjustment to record MICO’s software assets at fair value. DGI will amortize the adjustment over the estimated remaining life of MICO’s software assets on a straight-line basis.

(C)	Adjustment to eliminate MICO’s historical stockholders’ equity.

(D)	Adjustment to record the tax effect of the pro forma adjustments using DGI’s statutory tax rate.
(2)	Adjustment to reflect anticipated borrowings under DGI’s line of credit facility in the amount of $32.5 million.

(3)	Adjustment to record interest expense related to borrowings under DGI’s line of credit based on average interest rates of 2.28% and 2.88% for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. These rates were based on the average six-month LIBOR rates in effect for the respective periods and include a margin pursuant to the terms of DGI’s line of credit facility.

(4)	Adjustment to record income tax benefit related to DGI’s interest expense using DGI’s statutory tax rate.

(5)	Adjustment to record estimated impact of MICO’s 25% quota share reinsurance agreement with Donegal Mutual Insurance Company effective for all business MICO will write from and after the effective date of the acquisition. Donegal Mutual Insurance Company will include its assumed business from MICO in its pooling agreement with Atlantic States Insurance Company. As a result, 80% of the assumed business will be included in DGI’s consolidated financial results.

(6)	Adjustment to reverse costs associated with the acquisition of MICO that DGI incurred during 2010.

(7)	Adjustment to record goodwill related to the acquisition of MICO. Upon completion of its analysis, DGI plans to segregate a trademark intangible from the amount it has estimated as goodwill in the pro forma financial information. DGI anticipates that the trademark intangible will have an indefinite life.